Exhibit 99.01

NuStar Energy L.P. Announces Agreement to Sell St. Eustatius Terminal for $250 Million
and
Reports First Quarter 2019 Earnings Results

Permian Crude System Volume Receipts Exit April at Over 380,000 BPD; Up 194% Since System Acquisition in May 2017

South Texas Crude Oil Pipeline System Volume Increases to Quarterly Average of 168,000 BPD

SAN ANTONIO, May 10, 2019 - NuStar Energy L.P. (NYSE: NS) NuStar Energy L.P. (NYSE: NS) today announced plans to sell its St. Eustatius Terminal, reported the company’s first quarter 2019 earnings results and reviewed NuStar’s growth and growth projects, in the Permian and across its system.
“Today, we are pleased to announce that we have signed a definitive stock purchase agreement to sell our storage terminal facility located at St. Eustatius in the Caribbean to Prostar Capital for approximately $250 million, subject to adjustment,” said Brad Barron, president and chief executive officer of NuStar Energy L.P.
“It has become increasingly clear in recent months that the facility requires a new business model to ensure its long-term success and that NuStar’s best path forward is to sell the terminal to a buyer that is well-positioned to take advantage of the changing global crude oil trade flow patterns,” said Barron.
“We are pleased that this sale allows us to re-deploy the sales proceeds to improve our financial metrics and fund our growth projects for our core business in North America. And we are very gratified to hand over the reins to purchasers with a business model that ensures a bright future for the facility and our employees there.

“We expect to close this transaction by the end of the second quarter, and we look forward to focusing all of our resources on strengthening our financial metrics to generate stable, consistent growth for our unitholders,” said Barron.

Corporate Restructuring Successfully Completed in 2018; 2019 Goals Focus on Continued Improvement
Barron outlined NuStar’s plans to continue growing its operations in 2019 following the successful completion in 2018 of its comprehensive plan to reposition the company for continued strength.
“Last year, we simplified our structure and eliminated the incentive distribution rights (IDRs), minimized our need to access the equity capital markets, strengthened our coverage and improved our debt metrics. We also divested our non-core European assets at an attractive multiple, which allowed us to meet our three-year debt metric goal in a single year,” Barron said.
“In 2019, we are focused on continuing to improve our debt metrics, maintaining our strong coverage and executing on the great projects we have for our Permian Crude System and our Permian-driven opportunities like our Corpus Christi export facility projects, as well as our many other projects across our diverse asset base, including our bio-fuel infrastructure projects all along the West Coast,” said Barron.

First Quarter 2019 Results, Impact of Non-Cash Impairment and Full-Year Projections
NuStar executive vice president and chief financial officer, Tom Shoaf, then outlined NuStar’s financial results for the first quarter 2019.
“In connection with the agreement to sell our St. Eustatius business to Prostar, our first quarter results include $328 million of non-cash impairment charges, related to our St. Eustatius operations, which resulted in a net loss of $278 million for the first quarter of 2019,” Shoaf noted. “This also resulted in earnings per unit, or EPU, of ($2.91) for the first quarter, and earnings before interest, taxes, depreciation and amortization, or EBITDA, of ($158 million) for the first quarter.

“It is also important to note that our first quarter 2018 EBITDA, net income and EPU included a gain of $79 million from the receipt of hurricane-related insurance proceeds related to damage sustained at the St. Eustatius terminal.

“We believe that excluding these items affecting comparability from the calculation of net income, EBITDA and EPU allows for an ‘apples-to-apples,’ quarter-over-quarter comparison of our results,” said Shoaf.

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018
	Unadjusted	Adjusted	Unadjusted	Adjusted
	(thousands of dollars, except per unit data)
Net (loss) income	$(277,863)	$50,577	$126,133	$47,377
EPU	$(2.91)	$0.14	$1.15	$0.33
EBITDA	$(157,906)	$170,534	$250,247	$171,491
DCF available to common limited partners	$95,051	$95,051	$91,732	$91,732

Without those items, NuStar’s adjusted net income was $51 million for the first quarter of 2019, compared to $47 million for the same period last year.

Adjusted EPU for the first quarter of 2019 and 2018 were $0.14 and $0.33 per unit, respectively. This quarter-over-quarter decrease is mainly attributable to additional outstanding units, including 13.4 million units issued in connection with the simplification transaction that merged NuStar GP Holdings and NuStar Energy in the third quarter of 2018, as well as increased preferred unit distributions.

Adjusted EBITDA for the first quarter of 2019 was $171 million, consistent with first quarter 2018 adjusted EBITDA.

“We benefited in the first quarter of 2019 from increased crude oil throughput volumes and accelerated revenues at our St. Eustatius Terminal, but the combined impact of the sale of our European assets, decreased storage rates at certain locations, and some operational issues at one of our customer’s refineries combined to keep EBITDA comparable to last year’s first quarter,” Shoaf said.

First quarter 2019 distributable cash flow (DCF) available to common limited partners was $95 million, up $3 million from first quarter 2018 DCF available to common limited partners of $92 million. The distribution coverage ratio to the common limited partners was 1.47 times for the first quarter of 2019.

“We are maintaining our guidance for adjusted EBITDA for the full year at $665 to $715 million,” said Shoaf.

Strong Growth Continues on Permian Crude System, and South Texas Crude Oil Pipeline System Benefitting Once Again From Permian Ripple Effects
“We exited April with throughput volumes over 380,000 BPD on our Permian Crude System, up approximately 194% since we acquired the system in May 2017,” said Barron. “By comparison, the volumes for the Permian Basin as a whole have increased by only 78% during the same period. As throughput has grown, we have also increased the capacity of our system to keep pace with that growth, from 412,000 BPD at the time of the acquisition to 560,000 BPD today, which is a 36% increase in capacity since we acquired the system.

“We also completed the expansion of our Wichita Falls crude oil pipeline, about 300 miles to the northeast of Midland, to transport Permian barrels to local refiners from the Sunrise Pipeline expansion,” Barron added. “In addition, we have completed a related expansion project on the same system into Hewitt, and we will begin delivering barrels to Plains to move into the Longview market, which we expect to produce a healthy return for a relatively small capital outlay.

“The ripple effects from the Permian Basin production are once again benefitting our South Texas Crude System in the Eagle Ford where we are again seeing WTI volumes arriving by truck. We saw an average of 168,000 BPD in the first quarter and are currently seeing throughput volume receipts around 160,000 BPD on the system, significantly above our minimum volume throughput commitments of approximately 116,000 BPD.

Corpus Christi Export Project is On-Schedule to Begin Service This Summer

“We believe that the biggest impact from the growth in the Permian Basin on the horizon is the growth in Gulf Coast crude exports, particularly from the Port of Corpus Christi,” said Barron.

“By early 2020, approximately 2.1 million additional barrels of long-haul crude pipeline capacity from the Permian to Corpus Christi will be placed into service, which should bring the total capacity of Permian crude pointed at the Port of Corpus Christi up to about 2.6 million barrels and make the Port the No. 1 crude export outlet in the U.S.

“And I’m happy to report that our Corpus Christi export project to transport Permian barrels to our Corpus Christi export terminal for Trafigura is underway and on schedule, and we expect to be in-service as soon as this summer, which will mean that NuStar will be the first dock facility in the Port of Corpus Christi to export WTI volumes transported to South Texas on one of the three new major Permian-to-Corpus Christi long-haul projects,” said Barron.

St. James Terminal is Capitalizing on a Changing Landscape
“The ripple effects from increased production of Permian barrels, as well as from demand for volumes from other shale plays, has given us the opportunity to restart our unit train off-loading facilities at our St. James, Louisiana terminal for customer commitments of at least 10 trains per month bringing WTI, Bakken and WCS barrels to the Gulf Coast,” said Barron.

“Beyond unit train opportunities we are seeing in the near-term, our St. James facility is positioned to benefit in the longer-term from the impact of large-scale shifts in crude flows from North American shale play production.

“As the U.S. is shifting from a net importer to a net exporter of crude, so too is St. James’ role shifting,” said Barron. “We have been maintaining the optionality and connectivity of our St. James facility so we can participate in the region’s evolution, and we have the facilities and the expansion capacity to capitalize on that opportunity.

“The completion of Bayou Bridge, which is bringing volumes of both Bakken and Permian crude to St. James, marks an important first stage of that shift, and in March, we began receiving volumes from Bayou Bridge into our facility through our recently completed connection to that line,” said Barron.

Executing on Opportunities for NuStar’s Existing Asset Base Outside of the Permian
“Outside of the Permian’s extended reach, we are also executing on projects to optimize and increase utilization of our existing assets across our footprint, including our projects to help supply Northern Mexico,” said Barron. “We plan to bring the Nuevo Laredo project for Valero into early service this summer, with our Valley pipeline expansion project coming in-service later in the year.
“In addition, we continue to develop multiple projects across our West Coast storage assets that are creating a bio-fuel-specific storage network platform for our customers, which include the largest bio-fuel distributors in the world, to meet the region’s strict low-carbon fuel standard requirements,” said Barron.
Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, May 10, 2019. The conference call may be accessed by dialing toll-free 844/889-7787, reservation passcode 8288856. International callers may access the conference call by dialing 661/378-9931, reservation passcode 8288856. The Partnership intends to have a playback available following the conference call, which may be accessed by dialing toll-free 855/859-2056, reservation passcode 8288856. International callers may access the playback by dialing 404/537-3406, reservation passcode 8288856. The playback will be available until 10:59 p.m. CT on June 10, 2019.
Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/m6/p/t43p2xxs or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.
The discussion will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s website at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,800 miles of pipeline and 75 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has more than 88 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico and St. Eustatius in the Caribbean. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2018 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2019	2018
Statement of Income Data:
Revenues:
Service revenues	$298,405	$291,413
Product sales	188,064	184,468
Total revenues	486,469	475,881
Costs and expenses:
Costs associated with service revenues:
Operating expenses	113,937	108,884
Depreciation and amortization expense	72,287	69,897
Total costs associated with service revenues	186,224	178,781
Cost of product sales	176,789	176,728
Asset impairment loss	297,317	—
Goodwill impairment loss	31,123	—
General and administrative expenses	25,996	19,774
Other depreciation and amortization expense	2,119	2,118
Total costs and expenses	719,568	377,401
Operating (loss) income	(233,099)	98,480
Interest expense, net	(44,268)	(47,772)
Other income, net	787	79,752
(Loss) income before income tax expense	(276,580)	130,460
Income tax expense	1,283	4,327
Net (loss) income	$(277,863)	$126,133

Basic net (loss) income per common unit	$(2.91)	$1.15
Basic weighted-average common units outstanding	107,531,619	93,181,781

Other Data:
EBITDA (Note 1)	$(157,906)	$250,247
DCF available to common limited partners (Note 1)	$95,051	$91,732
Adjusted EBITDA (Note 2)	$170,534	$171,491
Adjusted net income (Note 3)	$50,577	$47,377
Adjusted EPU (Note 3)	$0.14	$0.33

	March 31,		December 31,
	2019	2018	2018
Balance Sheet Data:
Total debt	$3,342,555	$3,726,066	$3,130,496
Partners’ equity and series D preferred units	$2,456,970	$2,492,057	$2,821,723

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2019	2018
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,018,608	791,294
Refined products and ammonia pipelines throughput (barrels/day)	503,485	531,894
Total throughput (barrels/day)	1,522,093	1,323,188
Throughput and other revenues	$156,251	$136,790
Operating expenses	48,098	42,341
Depreciation and amortization expense	40,849	36,655
Segment operating income	$67,304	$57,794
Storage:
Throughput (barrels/day)	364,854	343,933
Throughput terminal revenues	$21,686	$20,016
Storage terminal revenues	121,325	135,312
Total revenues	143,011	155,328
Operating expenses	61,496	65,825
Depreciation and amortization expense	31,438	33,242
Asset impairment loss	297,317	—
Segment operating (loss) income	$(247,240)	$56,261
Fuels Marketing:
Product sales and other revenue	$189,068	$185,838
Cost of product sales	178,498	178,677
Gross margin	10,570	7,161
Operating expenses	4,463	841
Goodwill impairment loss	31,123	—
Segment operating (loss) income	$(25,016)	$6,320
Consolidation and Intersegment Eliminations:
Revenues	$(1,861)	$(2,075)
Cost of product sales	(1,709)	(1,949)
Operating expenses	(120)	(123)
Total	$(32)	$(3)
Consolidated Information:
Revenues	$486,469	$475,881
Costs associated with service revenues:
Operating expenses	113,937	108,884
Depreciation and amortization expense	72,287	69,897
Total costs associated with service revenues	186,224	178,781
Cost of product sales	176,789	176,728
Impairment losses	328,440	—
Segment operating (loss) income	(204,984)	120,372
General and administrative expenses	25,996	19,774
Other depreciation and amortization expense	2,119	2,118
Consolidated operating (loss) income	$(233,099)	$98,480

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We also use adjusted measures of net income, net income per common unit and EBITDA, which are not defined in GAAP, to enhance the comparability of performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses a distribution coverage ratio, which is calculated based on DCF, as one of the factors in its compensation determinations. DCF is a widely accepted financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. The following is a reconciliation of EBITDA, DCF and distribution coverage ratio:

	Three Months Ended March 31,
	2019	2018
Net (loss) income	$(277,863)	$126,133
Interest expense, net	44,268	47,772
Income tax expense	1,283	4,327
Depreciation and amortization expense	74,406	72,015
EBITDA	(157,906)	250,247
Interest expense, net	(44,268)	(47,772)
Reliability capital expenditures	(9,544)	(19,882)
Income tax expense	(1,283)	(4,327)
Long-term incentive equity awards (a)	2,367	1,337
Preferred unit distributions	(30,423)	(15,990)
Insurance gain adjustment (b)	5,133	(66,362)
Impairment losses (c)	328,440	—
Other items	2,535	(4,378)
DCF	$95,051	$92,873
Less DCF available to general partner	—	1,141
DCF available to common limited partners	$95,051	$91,732

Distributions applicable to common limited partners	$64,690	$55,916
Distribution coverage ratio (d)	1.47x	1.64x

(a)
We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.

(b)
For the three months ended March 31, 2018, DCF includes an adjustment for insurance proceeds received related to hurricane damage at our St. Eustatius terminal. Each quarter we add an amount to DCF to offset the amount of reliability capital expenditures incurred related to hurricane damage.

(c)	Represents non-cash impairment losses associated with long-lived assets and goodwill at our St. Eustatius terminal.

(d)	Distribution coverage ratio is calculated by dividing DCF available to common limited partners by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit and Barrel Data)

Note 2: The following is a reconciliation of EBITDA to adjusted EBITDA:

	Three Months Ended March 31,
	2019	2018
EBITDA	$(157,906)	$250,247
Impairment losses	328,440	—
Gain from hurricane insurance proceeds	—	(78,756)
Adjusted EBITDA	$170,534	$171,491

Note 3: The following is a reconciliation of net (loss) income and net (loss) income per common unit to adjusted net income applicable to common limited partners and adjusted net income per common unit:

	Three Months Ended March 31,
	2019		2018
Net (loss) income / net (loss) income per common unit	$(277,863)	$(2.91)	$126,133	$1.15
Impairment losses	328,440	3.05	—	—
Gain from hurricane insurance proceeds	—	—	(78,756)	(0.82)
Adjusted net income	50,577		47,377
Net income applicable to preferred limited partners and general partner	(34,725)		(18,624)
Other	(643)		(445)
Adjusted net income applicable to common limited partners / adjusted net income per common unit	$15,209	$0.14	$28,308	$0.33

Note 4: The following is a reconciliation of projected net loss to projected adjusted EBITDA:

Projected for the Year Ended December 31, 2019
Net loss	$ (143,000) - (118,000)
Interest expense, net	195,000 - 205,000
Income tax expense	5,000 - 10,000
Depreciation and amortization expense	280,000 - 290,000
EBITDA	337,000 - 387,000
Impairment losses	328,000
Adjusted EBITDA	$ 665,000 - 715,000